Exhibit 99.1

Mace Reports Financial Results for the Fiscal Year and Fourth Quarter
    of 2005, Including a 50% Increase in Security Segment Revenues
                            in Fiscal 2005

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--July 14, 2006--Mace Security International, Inc. ("Mace" or the "Company") (Nasdaq:MACE), a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities, today announced results for fiscal year and fourth quarter ended December 31, 2005, including a 50% revenue increase in the Security Segment over the previous year, from approximately $16.6 million in the fiscal year ended December 31, 2004 to approximately $24.9 million in fiscal 2005.
    The Company is pleased with the continued revenue growth within its Security Segment. For the fiscal year ended December 31, 2005, the Security Segment represented approximately 37% of the Company's revenue, which is a substantial increase from approximately 29% for fiscal 2004. Mace continues to explore the sale of its car washes with the goal of using the proceeds to fund further expansion of its Security Segment. As previously announced, the Company has entered into agreements to lease, and ultimately sell, its truck wash facilities, and to sell its Arizona car wash facilities. The Arizona car wash sale is expected to close on or before July 31, 2006.

    Financial Results - 2005 compared to 2004

    Total revenues for 2005 were $68.2 million compared to $57.6 million for 2004. The increase in revenues over last year was primarily due to revenues from the Security Segment, which increased from $16.6 million in 2004 to approximately $24.9 million in 2005, an increase of approximately $8.3 million, or 50%. This increase in 2005 revenues was primarily due to internal growth of approximately $2.5 million within the Company's professional electronic surveillance operation, $5.2 million of increased revenues from the Company's advanced imaging components, video equipment and consumer direct surveillance operations, which the Company acquired in July 2004, and $0.8 million of increased revenues from the Company's personal defense products operation.
    Revenues from the Car and Truck Wash Segment increased by approximately $2.3 million, or 5.7%, in 2005 compared to 2004, primarily as a result of improvements in weather trends in our Arizona and East regions, partially offset by the divestiture of two car wash facilities during the first half of 2004 and reduced volume and revenue in the Florida region as a result of several hurricanes and storm warnings. This increase was partially offset by a $474,000 decrease in revenues from the truck washes.
    Gross profit as a percentage of revenues was approximately 27% for both 2005 and 2004. Gross profit percentage for 2005 was comprised of 29% for the Security Segment and 26% for the Car and Truck Wash Segment, while this percentage in 2004 was comprised of 28% for the Security Segment and 27% for the Car and Truck Wash Segment.
    Selling, general and administrative ("SG&A") expenses for 2005 increased by $2.4 million over 2004, primarily due to the expansion of the Security Segment. The increases were in the areas of advertising costs and marketing, and selling and administrative personnel costs as staff was added to handle planned growth of the Security Segment.
    In the fourth quarter of 2005, as a result of the Company's annual impairment test of goodwill, the Company recorded a non-cash goodwill impairment charge in its Car and Truck Wash Segment of approximately $1.56 million in the Texas region, principally due to reductions in the projected cash flows resulting from the decline in car wash volumes. Additionally, in the third quarter of 2005, the Company recorded a non-cash asset impairment charge in the amount of $966,000 related to its truck wash operation.
    In the fourth quarter of 2004, the Company recorded a non-cash impairment charge in its Car and Truck Wash Segment of $7.7 million, comprised of $6.7 million of goodwill impairment in the Texas region and $1.0 million of goodwill impairment in our Northeast region, principally due to reductions in the projected cash flows resulting from a decline in car wash volumes. Additionally, the Company wrote down the carrying value of its truck wash assets by $500,000 to reflect the effect on projected future cash flows of 2004 volume reductions.
    Operating loss for 2005 was approximately $1.5 million, as compared to $7.8 million in 2004. The decrease in the loss in 2005 was principally the result of the aforementioned asset impairment charges in 2004, partially offset by increased revenues and operating income from both the Security Segment and Car and Truck Wash Segments in 2005. In addition to a tax benefit of $805,000, the Company recorded a valuation allowance of $3.2 million against its deferred tax assets in 2005. The Company has recorded a valuation allowance against its net deferred tax assets as a result of management being unable to conclude that realization of the net deferred income tax asset was more likely than not. The net loss was $5.0 million, or $(0.33) per share for 2005 as compared to a loss of $6.4 million, or $(0.47) per share for 2004.

    Financial Results - Fourth Quarter of 2005 compared to Fourth
Quarter of 2004

    Total revenues for the three months ended December 31, 2005 were $16.5 million compared to $15.7 million for the same period in 2004. The increase in revenues over last year was primarily due to revenues from the Car and Truck Wash Segment, which increased from approximately $9.8 million in the fourth quarter of 2004 to $11.0 million in fourth quarter of 2005, an increase of approximately $1.2 million, or 12%. Partially offsetting the increase was a $334,000 decrease in revenues from the Security Segment.
    The increase in revenues from the Car and Truck Wash Segment was primarily the result of an improvement in weather trends. This increase was partially offset by a decrease in truck wash revenues of $121,000 from the fourth quarter of 2004 to the same quarter of 2005. The decrease in revenues from the Security Segment was principally due to a decrease in electronic surveillance equipment sales to retail distributors and sales within our consumer-based call center.
    Gross profit as a percentage of revenues was 27% for the fourth quarters of both 2005 and 2004. The gross profit percentage for 2005 was comprised of 28% for the Security Segment and 27% for the Car and Truck Wash Segment, while this percentage in 2004 was comprised of 26% for the Security Segment and 28% for the Car and Truck Wash Segment. The increase in gross profit percentage in the Security Segment was primarily the result of improved margins in both the Company's professional electronic surveillance operation and its personal defense products operation.
    SG&A expenses were approximately $4.1 million and $4.0 million for the fourth quarters of 2005 and 2004, respectively.
    In the fourth quarter of 2005, as a result of its annual impairment test of goodwill, the Company recorded a non-cash goodwill impairment charge in our Car and Truck Wash Segment of approximately $1.56 million in the Texas region, principally due to reductions in the projected cash flows resulting from the decline in car wash volumes. In the fourth quarter of 2004, the Company recorded a non-cash impairment charge in our Car and Truck Wash Segment of $7.7 million comprised of $6.7 million of goodwill impairment in the Texas region and $1.0 million of goodwill impairment in our Northeast region and the Company wrote down the carrying value of our truck wash assets by $500,000 as discussed above.
    Operating loss for the fourth quarter of 2005 was $1.7 million, compared to a loss of $9.0 million in the fourth quarter of 2004. The decrease in the loss was principally the result of the above-mentioned asset impairment charges in 2004 and the increase in revenues in the Car and Truck Wash Segment in 2005. In addition to a tax benefit of $709,000, the Company recorded a valuation allowance of $3.2 million against its deferred tax assets. Net loss was $4.3 million, or $(0.28) per share, in the fourth quarter of 2005 compared to a loss of $6.4 million, or $(0.44) per share, in the same period of 2004.
    The Company's net book value was $61.7 million, or $4.04 per share, at December 31, 2005. In addition, Mace had $96.1 million in total assets, including $11.4 million of cash and short-term investments at December 31, 2005.
    As previously disclosed, the Company learned on March 13, 2006 that the United States Attorney for the Eastern District of Pennsylvania is investigating the Company for the alleged hiring of undocumented workers at the Company's car washes. The Company was served with a federal grand jury subpoena seeking certain employment related documents. The Company is in the process of responding to the subpoena. The Company has been informed by the government that it is a subject of the government's investigation. The Company intends to fully cooperate with the United States government investigation.

    Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. Information about Mace and becoming a Mace Authorized Dealer is available at www.mace.com. The Company's consumer e-commerce web site is www.macecatalog.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "projected," "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.

                             TABLES FOLLOW


                   Mace Security International, Inc.
                 Consolidated Statements of Operations
        (In thousands, except share and per share information)
                               (Audited)

                                                 Twelve Months Ended
                                                    December 31,
                                               -----------------------
                                                  2005        2004

                                               ----------- -----------
Revenues
  Car wash and detailing services              $   35,081  $   33,381
  Lube and other automotive services                3,437       3,504
  Fuel and merchandise sales                        4,815       4,130
  Security sales                                   24,909      16,632
                                               ----------- -----------
                                                   68,242      57,647
Cost of revenues
  Car wash and detailing services                  25,274      23,754
  Lube and other automotive services                2,627       2,729
  Fuel and merchandise sales                        4,220       3,577
  Security sales                                   17,658      11,989
                                               ----------- -----------
                                                   49,779      42,049

Selling, general and administrative expenses       15,054      12,642
Depreciation and amortization                       2,353       2,509
Costs of terminated acquisitions                        -          53
Asset impairment charges                            2,529       8,225
                                               ----------- -----------

Operating loss                                     (1,473)     (7,831)

Interest expense, net                              (1,794)     (1,890)
Other income                                          686         267
                                               ----------- -----------
Loss before income taxes                           (2,581)     (9,454)

Income tax expense (benefit)                        2,439      (3,044)
                                               ----------- -----------

Net loss                                       $   (5,020) $   (6,410)
                                               =========== ===========

Per share of common stock (basic and diluted):
Net loss                                       $    (0.33) $    (0.47)
                                               =========== ===========

Weighted average shares outstanding
  Basic                                        15,271,637  13,679,604
  Diluted                                      15,271,637  13,679,604


                  Mace Security International, Inc.
                Consolidated Statements of Operations
        (In thousands, except share and per share information)
                             (Unaudited)

                                                 Three Months Ended
                                                    December 31,
                                               -----------------------
                                                  2005        2004

                                               ----------- -----------
Revenues
  Car wash and detailing services              $    8,843  $    8,007
  Lube and other automotive services                  920         785
  Fuel and merchandise sales                        1,209       1,032
  Security sales                                    5,561       5,895
                                               ----------- -----------
                                                   16,533      15,719
Cost of revenues
  Car wash and detailing services                   6,274       5,555
  Lube and other automotive services                  684         645
  Fuel and merchandise sales                        1,083         876
  Security sales                                    3,991       4,339
                                               ----------- -----------
                                                   12,032      11,415

Selling, general and administrative expenses        4,083       4,014
Depreciation and amortization                         574         976
Costs of terminated acquisitions                        -          53
Asset impairment charges                            1,563       8,225
                                               ----------- -----------

Operating loss                                     (1,719)     (8,964)

Interest expense, net                                (459)       (514)
Other income                                          371          65
                                               ----------- -----------
Loss before income taxes                           (1,807)     (9,413)

Income tax expense (benefit)                        2,535      (3,029)
                                               ----------- -----------

Net loss                                       $   (4,342) $   (6,384)
                                               =========== ===========

Per share of common stock (basic and diluted):
Net loss                                       $    (0.28) $    (0.44)
                                               =========== ===========

Weighted average shares outstanding
  Basic                                        15,272,817  14,532,599
  Diluted                                      15,272,817  14,532,599

    CONTACT: Mace Security International, Inc.
             Eduardo Nieves, Jr., 954-449-1313
             www.mace.com